EXHIBIT 16.2


 HOLTZ RUBENSTEIN & Co., LLP
 Certified Public Accountants
 Business Advisers


 REGISTERED MAIL
 RETURN RECEIPT REQUESTED
 ------------------------


 November 22, 2002


 Mr. Bernard Artz
 Chairman
 Neurotech Development Corporation
 10 Cedar Swamp Road
 Glen Cove, NY 11542

 Dear Mr. Artz:

 Further to our telephone conversation of November 21, 2002, Holtz Rubenstein & Co., LLP ("Holtz") is resigning from the engagement provided in the engagement letter dated October 31, 2002 between Holtz and Neurotech Development
 Corporation and Subsidiaries by reason of (a) the impairment of Holtz's independence by virtue of the conduct of Lawrence Artz, Vice President and (b) Holtz's inability to obtain material evidential matter in connection with the engagement.


 /S/  HOLTZ RUBENSTEIN & Co., LLP
      ----------------------------
      HOLTZ RUBENSTEIN & Co., LLP








             Main Office: 125 Baylis Road, Melville, NY 11747-3823
                         Fax 631/752-1742 . 631/752-7400
       1120 Avenue of the Americas, New York, NY 10036-6773 . 212/398-7600
                                  www.hrepa.com